ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated January 6, 2014

UBS AG Reverse Convertibles

UBS AG $ Notes linked to the common stock of Green Mountain Coffee Roasters, Inc. due on or about April 10, 2014

Investment Description

UBS AG Reverse Convertibles (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of Green Mountain Coffee Roasters, Inc. (the “underlying equity”). On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying equity. At maturity, UBS will deliver to you a number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the specified initial price of the underlying equity (the “share delivery amount”) for each of your Notes if both of the following are true: (a) the closing price of the underlying equity falls below the specified trigger price on any trading day during the observation period starting on the trade date and ending on, and including, the final valuation date and (b) the closing price of the underlying equity on the final valuation date (“final price”) is less than the initial price. Otherwise, you will receive your principal in cash. If UBS delivers the share delivery amount at maturity, the shares you will receive are expected to be worth significantly less than your principal amount and may have no value at all. We will make coupon payments during the term of the Notes regardless of the performance of the underlying equity. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates*

Income: Regardless of the performance of the underlying equity, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying equity at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

Trade Date	January 6, 2014
Settlement Date	January 9, 2014
Final Valuation Date	April 7, 2014
Maturity Date	April 10, 2014

Contingent Repayment of Principal Amount at Maturity: If you hold the Notes to maturity UBS will repay you the principal amount per Note unless both of the following are true: (i) the price of the underlying equity closes below the trigger price on any trading day during the observation period and (ii) the final price of the underlying equity is less than the initial price. In such case, you will receive the share delivery amount for each of your Notes, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

* Expected. See page 4 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-14 OF THE REVERSE CONVERTIBLES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These preliminary terms relate to the Notes we are offering. The coupon rate, initial price and trigger price for the Notes will be set when the trade is placed at the end of the trade date. Coupons will be paid monthly in arrears in 3 installments.

Underlying Equity	Coupon Rate	Total Coupons Payable	Initial Price	Trigger Price	Share Delivery Amount *	CUSIP	ISIN
Common stock of Green Mountain Coffee Roasters, Inc.	[12.01]% per annum	[3.04]%	$72% of Initial Price

* If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity. The share delivery amount and trigger price are subject to adjustments in the case of certain corporate events described in the Reverse Convertibles product supplement under “General Terms of the Notes — Antidilution Adjustments.”

See “Additional Information about UBS and the Notes” on page 3. The Notes we are offering will have the terms set forth in the Reverse Convertibles product supplement relating to the Notes, the accompanying prospectus and this free writing prospectus.

The estimated initial value of the Notes as of the trade date is expected to be between 94.97% and 97.47% of the issue price to the public for Notes linked to the underlying equity. The range of the estimated initial value of the Notes was determined on the date of this free writing prospectus by reference to UBS' internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks - Fair value considerations” and “Key Risks - Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying Reverse Convertibles product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note

Green Mountain Coffee Roasters, Inc.	$100%	1.80%	98.20%

UBS Securities LLC

UBS Investment Bank

Additional information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

•	Reverse Convertibles product supplement dated October 1, 2013:
http://www.sec.gov/Archives/edgar/data/1114446/000119312513387364/d600783d424b2.htm
•	Prospectus dated January 11, 2012:
http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Reverse Convertibles” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Reverse Convertibles product supplement” mean the UBS product supplement, dated October 1, 2013, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled "Debt Securities and Warrants", dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Indicative Terms			Investment Timeline
Issuer		UBS AG, London Branch
Issue Price per Note		Equal to 100% of the principal amount per Note.
Principal Amount per Note		$1,000
Term

3 months. The Notes are expected to price on or about January 6, 2014 and settle on or about January 9, 2014. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

Underlying Equity		The common stock of Green Mountain Coffee Roasters, Inc.
Coupon Payments

Coupon paid in arrears in three installments based on the coupon rate, regardless of the performance of the underlying equity. The coupon rate is expected to be [12.01]% per annum. The actual coupon rate for the Notes will be set when the trade is placed at the end of the trade date and will be at least equal to the coupon rate set forth on the cover of this free writing prospectus. Coupon payments will be determined on a 30/360 calendar day convention.

Total Coupon Payable

The total coupon payable is expected to be [3.04]% of your principal amount. The actual total coupon payable for the Notes will be set when the trade is placed at the end of the trade date and will be at least equal to the total coupon payable set forth on the cover of this free writing prospectus.

Trigger Price		72.00% of the initial price of the underlying equity. The trigger price is subject to adjustments in the case of certain corporate events, as described in the Reverse Convertibles product supplement.
Share Delivery Amount (per Note)

A number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the initial price of the underlying equity. The share delivery amount is subject to adjustments in the case of certain corporate events, as described in the Reverse Convertibles product supplement.

Payment at Maturity (per Note)	•

We will pay you an amount in cash equal to your principal amount at maturity if either: (i) the closing price of the underlying equity never falls below the trigger price on any trading day during the observation period or (ii) the final price of the underlying equity is equal to or greater than the initial price.

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We will deliver to you the share delivery amount (and, if applicable, cash in lieu of fractional shares) at maturity for the Note you own if both of the following are true: (i) the closing price of the underlying equity falls below the trigger price on any trading day during the observation period, and (ii) the final price of the underlying equity is less than the initial price.(1)

Closing Price

On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying equity during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price		The closing price of the underlying equity on the trade date.
Final Price		The closing price of the underlying equity on the final valuation date.
Observation Period		The period starting on the trade date and ending on, and including, the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction multiplied by the final price of the underlying equity.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:
•	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.	•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
•	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.	•	You require an investment designed to provide a full return of principal at maturity.
•

You believe the closing price of the underlying equity is not likely to fall below the trigger price at any time during the observation period and, if it does, you can tolerate receiving shares of the underlying equity at maturity worth less than your principal amount or that may have no value at all.

		•	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.
•	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your return at maturity is limited to the coupons paid on the Notes.	•	You believe the closing price of the underlying equity is likely to fall below the trigger price during the observation period, which could result in a total loss of your initial investment.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.	•	You cannot tolerate receiving shares of the underlying equity at maturity worth less than your principal amount or that may have no value at all.
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You are willing to invest in the Notes based on the anticipated coupon rate per annum indicated on the cover hereof (the actual coupon rate will be determined when the trade is placed at the end of the trade date and will not be less than the anticipated rate).

		•	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.
•	You are willing and able to hold the Notes to maturity, a term of 3 months, and accept that there may be little or no secondary market for the Notes.	•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
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You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

		•	You would be unwilling to invest in the Notes at the anticipated coupon rate (the actual coupon rate will be determined when the trade is placed at the end of the trade date).
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You understand that the estimated initial value of the Notes determined by our internal pricing models will be lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

		•	You are unable or unwilling to hold the Notes to maturity, a term of [3] months, and seek an investment for which there will be an active secondary market.
		•	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of the investment in the Notes in the light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 7 of this free writing prospectus for risks related to an investment in the Notes.

Coupon Payment Dates

Coupons will be paid in arrears in three installments on the coupon payment dates listed below:

February 10, 2014 March 10, 2014 April 10, 2014

Any payment required to be made on any coupon payment date that is not a business day will be made on the next succeeding business day, unless that day falls in the next calendar month, in which case it will be made on the first preceding business day, with the same effect as if paid on the original due date. The record date for coupon payment will be one business day preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-45 of the Reverse Convertibles product supplement. The following discussion supplements the discussion in ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-45 of the Reverse Convertibles product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument and a put option contract in respect of the underlying equity. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers would include interest into income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Equity	Coupon Rate (to be determined on trade date)	Interest on Debt Component	Put Option Component
Common stock of Green Mountain Coffee Roasters, Inc.	[12.01]% per annum	% per annum	% per annum

We believe that it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in "Supplemental U.S. Tax Considerations" on page PS-45 of the Reverse Convertibles product supplement for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has previously been proposed in Congress that if it had been enacted would have required the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-45 of the Reverse Convertibles product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income -- Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on payments or deemed payments on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If finalized in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to reduce or avoid U.S. withholding taxes.

Specified Foreign Financial Assets -- Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-45 of the Reverse Convertibles product supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the ‘‘Risk Factors’’ section of the Reverse Convertibles product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

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Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if either the closing price of the underlying equity never falls below the trigger price on any trading day during the observation period or the final price of the underlying equity is equal to or greater than the initial price. If the price of the underlying equity closes below the trigger price on any day during the observation period and the final price of the underlying equity is below the initial price, UBS will deliver to you the share delivery amount at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of underlying equity at maturity, the value of those shares is expected to be significantly less than the principal amount of the Notes and may have no value at all.

•

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Note’s underlying equity reflects a higher expectation as of the trade date that the price of the underlying equity could close below its trigger price on any trading day during the observation period and below the initial price on the final valuation date. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set when the trade is placed at the end of the trade date, the underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Note could fall sharply, which could result in a significant loss of principal.

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The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the closing price of the underlying equity has remained above the trigger price or otherwise has increased above the initial price.

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Your return on the Notes is expected to be limited to the coupons paid on the Notes — If either the closing price of the underlying equity never falls below the trigger price on any trading day during the observation period or the final price is equal to or greater than the initial price, UBS will repay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying equity even though you risked being subject to the decline in the price of the underlying equity. Otherwise, UBS will deliver to you shares of the underlying equity at maturity which will be worth less than your principal amount as of the final valuation date and are unlikely to be worth more than your principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying equity.

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Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and (i) in the case of common stock or American depositary shares, its issuer (the “underlying equity issuer”) or (ii) in the case of an exchange traded fund, the securities, futures contracts or physical commodities constituting the assets of that underlying equity. These factors include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

•	Fair value considerations.
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The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the relevant pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

•	Limited or no secondary market and secondary market price considerations.
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There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified in the “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)” section of the relevant pricing supplement. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

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Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity over the term of your Notes. Furthermore, the underlying equity may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

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Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will not appreciate by more than the coupons paid on the Notes or will not close below the trigger price on any trading day during the observation period and below the initial price on the final valuation date. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

•

The calculation agent can make adjustments that affect the payment to you at maturity —The calculation agent may adjust the amount payable at maturity by adjusting the share delivery amount, the initial price and trigger price for certain corporate events affecting the underlying equity. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying equity. If an event occurs that does not require the calculation agent to adjust the share delivery amount, the initial price and trigger price the market value of your Notes and the payment at maturity may be materially and adversely affected. In the case of common stock or American depositary shares, following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock or American depositary shares of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. Additionally, if the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock or American depositary shares issued by another company. In the case of an exchange traded fund, following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-32 of the Reverse Convertibles product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity UBS will pay you an amount in cash equal to your principal amount, unless the final price of the underlying equity is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

•

There is no affiliation between the underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying equity issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity and the underlying equity issuer. You, as an investor in the Notes, should make your own investigation into the underlying equity and the underlying equity issuer. The underlying equity issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•

Potential UBS impact on the market price of the underlying equity — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of your Notes.

•

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the closing price of the underlying equity has fallen below the trigger price on any trading day during the observation period or whether the final price is below the initial price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date. As UBS determines the economic terms of the Notes, including the coupon rate and trigger price, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

•

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

•

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 1.8% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

•

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-45 of the Reverse Convertibles product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table
Assumptions
The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:
Term:	3 months
Principal amount :	$1000 per Note
Coupon rate**:	12.01% per annum (or $10.0083 per monthly period)
Total coupon payable**:	3.00% (or $30.00 per Note)
Initial price of the underlying equity:	$100.00 per share
Trigger price:	$72.00 (72% of the initial price)
Share delivery amount:	10 shares of the underlying equity per Note (principal amount per Note/initial price)
Dividend yield on the underlying equity***:	1.00%

*	Actual coupon rate and terms for each Note to be set when the trade is placed at the end of the trade date. Amounts here have been rounded for ease of analysis.
**

Coupon payments will be paid in arrears in three installments during the term of the Notes on an unadjusted basis. The coupon payment in this example is based on 30 days per period. The actual coupon payments will be determined on the basis of a 30/360 calendar day convention. Note that since the coupon payment dates may not fall on the same calendar day of each month (i) the coupons may not be paid in equal installments and (ii) the actual total coupon payable under the Notes may not be equal to the total return on the Notes in the hypothetical returns below.

***

Hypothetical dividend yield holders of the underlying equity might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return and is not a full annualized yield. The actual dividend yield for any underlying equity may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying equity.

Hypothetical Examples Scenario #1: The closing price of the underlying equity never falls below the trigger price of $72.00 during the observation period.

Since the closing price of the underlying equity did not fall below the trigger price of $72.00 on any trading day during the observation period, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the underlying equity if the price appreciation of the underlying equity (plus dividends, if any) over the term of the Notes is less than 3.00%.

If the closing price of the underlying equity on the final valuation date is $100.00 (no change in the price of the underlying equity):

Payment at Maturity:	$1,000.00
Coupons:	$30.00	($10.0083 x 3 = $30.00)
Total:	$1,030.00
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the underlying equity is 1.00% (including dividends).

If the closing price of the underlying equity on the final valuation date is $130.00 (an increase of 30%):

Payment at Maturity:	$1,000.00
Coupons:	$30.00	($10.0083 x 3 = $30.00)
Total:	$1,030.00
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the underlying equity is 31.00% (including dividends).

If the closing price of the underlying equity on the final valuation date is $85.00 (a decline of 15%):

Payment at Maturity:	$1,000.00
Coupons:	$30.00	($10.0083 x 3 = $30.00)
Total:	$1,030.00
Total Return on the Notes:	3.00%

In this example, the total return on the Notes is 3.00% while the total return on the underlying equity is a loss of 14.00% (including dividends).

Scenario #2: The closing price of the underlying equity falls below the trigger price of $70.00 during the observation period.

Since the closing price of the underlying equity fell below the trigger price of $70.00 on one or more trading days during the observation period and the closing price of the underlying equity on the final valuation date is (i) less than the initial price, you will receive at maturity the share delivery amount for every Note that you hold or (ii) equal to or greater than the initial price, you will receive at maturity a cash payment equal to the principal amount of the Notes that you hold.

If the closing price of the underlying equity on the maturity date is $45.00 (a decline of 55%):

Value of shares received per Note:	$450.00	($45 x 10 = $450)
Coupons:	$30.00	($10.0083 x 3 = $30.00)
Total:	$480.00
Total Return on the Notes:	-52.00%

In this example, the total return on the Notes is a loss of 52.00% while the total return on the underlying equity is a loss of 54.00% (including dividends). Please note that this example does not account for any change in the market price of the underlying equity between the final valuation date and the maturity date.

If the closing price of the underlying equity on the maturity date is $100.00 (no change in the price of the underlying equity):

Payment at Maturity:	$1,000.00
Coupons:	$30.00	($10.0083 x 3 = $30.00)
Total:	$1,030.00
Total Return on the Notes:	3.00%

In this example, even though the closing price of the underlying equity was less than the trigger price on one or more trading days during the observation period, because the closing price of the underlying equity on the final valuation date was equal to the initial price, you will receive at maturity a cash payment equal to the principal amount of the Notes that you hold. In such case, the total return on the Notes is 3.00% while the total return on the underlying equity is 1.00% (including dividends).

If the closing price of the underlying equity on the maturity date is $110.00 (an increase of 10%):

Payment at Maturity:	$1,000.00
Coupons:	$30.00	($10.0083 x 3 = $30.00)
Total:	$1,030.00
Total Return on the Notes:	3.00%

In this example, even though the closing price of the underlying equity was less than the trigger price on one or more trading days during the observation period, because the closing price of the underlying equity on the final valuation date was equal to the initial price, you will receive at maturity a cash payment equal to the principal amount of the Notes that you hold. In such case, the total return on the Notes is 3.00% while the total return on the underlying equity is 11.00% (including dividends).

Hypothetical Return Table

Underlying Equity			Trigger Event does Not Occur(1)		Trigger Event Occurs(2)
Hypothetical Final Stock Price(3)	Stock Price Return(4)	Total Return on the Underlying Equity at Maturity(5)	Total Payment at Maturity +Coupon Payments	Total Return on the Notes at Maturity(6)	Total Payment at Maturity + Coupon Payments(7)	Total Return at Maturity
$150.00	50.00%	51.00%	$1,030.00	3%	$1,030.00	3.00%
$145.00	45.00%	46.00%	$1,030.00	3%	$1,030.00	3.00%
$140.00	40.00%	41.00%	$1,030.00	3%	$1,030.00	3.00%
$135.00	35.00%	36.00%	$1,030.00	3%	$1,030.00	3.00%
$130.00	30.00%	31.00%	$1,030.00	3%	$1,030.00	3.00%
$125.00	25.00%	26.00%	$1,030.00	3%	$1,030.00	3.00%
$120.00	20.00%	21.00%	$1,030.00	3%	$1,030.00	3.00%
$115.00	15.00%	16.00%	$1,030.00	3%	$1,030.00	3.00%
$110.00	10.00%	11.00%	$1,030.00	3%	$1,030.00	3.00%
$105.00	5.00%	6.00%	$1,030.00	3%	$1,030.00	3.00%
$100.00	0.00%	1.00%	$1,030.00	3%	$1,030.00	3.00%
$95.00	-5.00%	-4.00%	$1,030.00	3%	$980.00	-2.00%
$90.00	-10.00%	-9.00%	$1,030.00	3%	$930.00	-7.00%
$85.00	-15.00%	-14.00%	$1,030.00	3%	$880.00	-12.00%
$80.00	-20.00%	-19.00%	$1,030.00	3%	$830.00	-17.00%
$75.00	-25.00%	-24.00%	$1,030.00	3%	$780.00	-22.00%
$70.00	-30.00%	-29.00%	$1,030.00	3%	$730.00	-27.00%
$65.00	-35.00%	-34.00%	n/a	n/a	$680.00	-32.00%
$60.00	-40.00%	-39.00%	n/a	n/a	$630.00	-37.00%
$55.00	-45.00%	-44.00%	n/a	n/a	$580.00	-42.00%
$50.00	-50.00%	-49.00%	n/a	n/a	$530.00	-47.00%
$45.00	-55.00%	-54.00%	n/a	n/a	$480.00	-52.00%
$40.00	-60.00%	-59.00%	n/a	n/a	$430.00	-57.00%
$35.00	-65.00%	-64.00%	n/a	n/a	$380.00	-62.00%
$30.00	-70.00%	-69.00%	n/a	n/a	$330.00	-67.00%
(1)	A trigger event does not occur if the closing price of the underlying equity never falls below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the underlying equity falls below the trigger price on at least one trading day during the observation period.
(3)	The final equity price is the closing price of the underlying equity as of the final valuation date.
(4)	The hypothetical equity price return range is provided for illustrative purposes only. The actual equity price return may be below -70% and you therefore may lose up to 100% of your principal amount.
(5)	The total return on the underlying equity includes a hypothetical 1.00% cash dividend payment.
(6)	Payment consists of the principal amount plus coupon payments of 12.01% per annum (equal to 3.00 % over the term of the Notes).
(7)

If the closing price of the underlying equity on the final valuation date is less than the initial price, payment at maturity will consist, in part, of shares of the underlying equity. The market price of the any shares of the underlying equity that you receive on the maturity date may be higher or lower than the closing price of such shares on the final valuation date. Please note that this hypothetical return table does not account for any change in the market price of the underlying equity between the final valuation date and the maturity date.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information. Neither UBS nor any of its affiliates have conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. We obtained the closing price information set forth below from the Bloomberg Professional service (‘‘Bloomberg’’) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Green Mountain Coffee Roasters, Inc.

According to publicly available information, Green Mountain Coffee Roasters, Inc. ("Green Mountain") is engaged in the specialty coffee and coffee maker businesses. Green Mountain operates in two business segments: the Domestic segment and the Canada segment. The Domestic segment sources, produces and sells more than 200 varieties of coffee, cocoa, teas and other beverages in K-Cup® portion packs and coffee in more traditional packaging, including whole bean and ground coffee selections in bags and ground coffee in fractional packs, for use both at-home and away-from-home. The Domestic segment also is a manufacturer of gourmet single-cup brewing systems for use both at-home and away-from-home, mainly in North America. The Canada segment sources, produces and sells coffees and teas and other beverages in a variety of packaging formats, including K-Cup® packs, and coffee in more traditional packaging such as bags, cans and fractional packs, and under a variety of brands in Canada. Information filed by Green Mountain with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12340, or its CIK Code: 0000909954. Green Mountain's website is http://www.gmcr.com. Green Mountain's common stock is listed on the NASDAQ Global Select Market under the ticker symbol "GMCR."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Historical Information

The following table sets forth the quarterly high and low closing prices for Green Mountain's common stock, based on daily closing prices on the primary exchange for Green Mountain. We obtained the closing prices below from Bloomberg Professional service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. Green Mountain's closing price on January 3, 2014 was $75.75. The actual initial price will be the closing price of Green Mountain's common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

04/01/2009	06/30/2009	$20.86	$10.37	$19.71

07/01/2009	09/30/2009	$24.61	$18.54	$24.61

10/01/2009	12/31/2009	$27.16	$19.98	$27.16

01/04/2010	03/31/2010	$32.54	$26.64	$32.27

04/01/2010	06/30/2010	$32.55	$22.46	$25.70

07/01/2010	09/30/2010	$37.55	$25.82	$31.19

10/01/2010	12/31/2010	$37.72	$26.87	$32.86

01/03/2011	03/31/2011	$64.61	$32.99	$64.61

04/01/2011	06/30/2011	$89.26	$64.00	$89.26

07/01/2011	09/30/2011	$111.62	$84.08	$92.94

10/03/2011	12/30/2011	$93.62	$40.89	$44.85

01/03/2012	03/30/2012	$69.75	$43.17	$46.84

04/02/2012	06/29/2012	$49.74	$19.76	$21.78

07/02/2012	09/28/2012	$32.16	$17.49	$23.75

10/01/2012	12/31/2012	$42.58	$22.00	$41.36

01/02/2013	03/28/2013	$56.76	$39.25	$56.76

04/01/2013	06/28/2013	$81.78	$53.23	$75.06

07/01/2013	09/30/2013	$88.78	$68.88	$75.33

10/01/2013	12/31/2013	$77.12	$58.18	$75.58

01/02/2014*	01/03/2014*	$75.75	$74.63	$75.75

* As of the date of this free writing prospectus available information for the first calendar quarter of 2014 includes data for the period from January 2, 2014 through January 3, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of Green Mountain's common stock for the period indicated, based on information from Bloomberg. The solid line represents the trigger price of $55.45, which is equal to 72.00% of an intra-day price on January 6, 2014. The actual trigger price will be based on the closing price of Green Mountain's common stock on the trade date. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC intends to resell the Notes to securities dealers at a discount from the issue price to public up to the underwriting discount set forth on the cover of the pricing supplement.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 1 month after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this free writing prospectus.